EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIRNA THERAPEUTICS, INC.

Sirna Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.	The name of the Corporation is Sirna Therapeutics, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 27, 1992 (at which time the name of the Corporation was Ribozyme Pharmaceuticals, Inc.).

2.	The Corporation amended its Certificate of Incorporation by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 17, 1996.

3.	The Corporation further amended its Certificate of Incorporation by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on April 16, 2003.

4.	This Amended and Restated Certificate of Incorporation restates, integrates and further amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

5.	This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

6.	The text of this Amended and Restated Certificate of Incorporation is as follows:

I.

Name of Corporation. The name of this Corporation is Sirna Therapeutics, Inc.

II.

Address of Corporation and Agent. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

III.

Purpose. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

IV.

A. Authorized Shares. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is One hundred twenty-five million (125,000,000) shares. One hundred twenty million (120,000,000) shares shall be Common Stock, each having a par value of $0.01. Five million (5,000,000) shares shall be Preferred Stock, each having a par value of $0.01.

The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a “Preferred Stock Designation”) pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

A. Reverse Stock Split.

(1) Effective 12:01 a.m. on April 16, 2003 (the “Effective Time”) all shares of Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (“Old Common Stock”) were automatically combined and reclassified (the “Reverse Split”), without any action on the part of the holder thereof, as follows: every six shares of Old Common Stock were combined and reclassified (the “Reverse Stock Split”) as one share of issued and outstanding Common Stock (“New Common Stock”). The Corporation shall not issue fractional shares on account of the Reverse Stock Split. Any fractional share resulting from such change was rounded upward to the next higher whole share of New Common Stock.

(2) Each holder of Old Common Stock shall be entitled to receive upon surrender of such holder’s certificate(s) representing Old Common Stock (whether one or more, “Old Certificates”) for cancellation pursuant to procedures adopted by the Corporation, a certificate(s) representing the number of whole shares of New Common Stock (whether one or more, “New Certificates”) into which and for which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. Old

Certificates shall represent only the right to receive New Certificates. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

B. Management. For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

C. Board of Directors.

(1) The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be designated in the Second Amended and Restated Bylaws of the Corporation (the “Bylaws”). The directors shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of stockholders held in 2003; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2004; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2005; and, thereafter, for each such term to expire at each third succeeding annual meeting of stockholders after such election.

(2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(3) Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(4) Subject to the rights of the holders of any series of Preferred Stock, no director shall be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of a majority of the outstanding voting stock of the Corporation.

(5) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

D. Stockholders.

(1) Subject to paragraph (6) of Article VI of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding voting stock of the Corporation. The Board of Directors shall also have the power to adopt, amend or repeal Bylaws.

(2) Any action required to be taken, or any action which may be taken, at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

(3) Special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution, and shall be held at such place, on such date, and at such time as the Board of Directors shall fix.

(4) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

A. Limitation of Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B. Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person who was or is made or is threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise.

C. Amendments. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the then outstanding voting stock of the Corporation required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding voting stock of the Corporation, voting together as a single class, shall be required to alter, amend or repeal Articles of this Amended and Restated Certificate of Incorporation.

IN WITNESS WHEREOF, this certificate has been signed this 17th day of July, 2003 by the undersigned who affirms that the statements made herein are true and correct.

/s/ HOWARD W. ROBIN
Name:	Howard W. Robin
Title:	President and Chief Executive Officer

5